Exhibit 99.2

Transcript — First Mover Advantages in Clinical Diagnostics

Slide 0:

Good day ladies and gentlemen.  I’m Stan Lapidus, co-founder and Chairman of Helicos.  I will be speaking to you today about applications of our single molecule sequencing technology to clinical diagnostics.  As some of you may know, I’ve been active in the diagnostics industry for over 20 years.  Indeed, my interest in founding Helicos has been largely driven by my interest in applying single molecule methods to diagnostic problems in cancer, auto-immune diseases, and medical genetics.

Slide 1:

During this presentation, I may make various remarks about the company’s future expectations, plans, and prospects. These constitute forward-looking statements for purposes of safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Helicos from those projected.  These risk factors are discussed in Helicos’ public filings with the Securities and Exchange Commission.  We encourage you to review these documents carefully.  Forward-looking statements are made as of today’s date and we expressly disclaim any obligation to update this information.

Slide 2:

Helicos is the first mover in single molecule sequencing.  We have been selling and shipping our systems throughout 2009.  We’ve learned a great deal this past year in applications development and in optimization.  Much of this work has been done with an eye towards the needs of the market for clinical diagnostics.

We have early IP, with great priority dates for single molecule sequencing.  We’ve spent a lot of time developing an informatics platform that will be of great value in diagnostics.  This past year we’ve begun to build a reference base of customers, both in the scientific and the clinical communities, of which we’re very proud.

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In the remainder of this presentation, I’ll be taking you through the opportunity for Helicos in diagnostics as we see it.

Slide 4:

The diagnostics opportunity for sequencing is very large.  It’s a multi-billion dollar market.  We believe none of the other so-called “next-gen” sequencing companies have the capability to address the opportunities in this market because of limitations on throughput, cost, and complexity of sample prep.

We have a clear, well-defined value proposition.  It’s based on simplified sample prep, easy interpretation, and high throughput.  I’ve been astonished by the recent and profound interest of all the major testing laboratories in sequencing.  Two years ago, three years ago, sequencing was something which evoked very little curiosity.  In this past year, interest has become quite intense.  Senior management now believes this is a revolutionary technology to which they must pay a great deal of attention.

That said, clinical sequencing is not entirely new.  Mayo Medical Laboratories, Myriad Genetics, Correlagen Diagnostics, and others have been doing clinical sequencing for some years, almost exclusively on Sanger platforms. They have learned how to report results, how to interpret results, and how to present interpretations to patients and physicians.  The real obstacles for wider adoption of sequencing have not been genes to sequence, but have been the limitations caused by cost, throughput, and the complexity of sample prep.

Slide 5:

If you tour a typical clinical molecular diagnostics laboratory, what you’ll see is a wide assortment of platforms, of technologies, each doing a relatively small number of tests.  Testing, therefore, is fragmented with lots of scientists with specialized training running specialized and narrowly focused assays.  Single molecule sequencing especially represents an opportunity to consolidate all these specialized platforms and to consolidate all the training needs into the needs of training on a single platform.  This will allow molecular diagnostics to benefit from the simple workflow that other lab tests enjoy.  By removing PCR complexity in both sample prep and in sequencing itself, costs are reduced, complexity is reduced, fear of contamination is eliminated, and the range of people who can run a molecular assay is made broader.

The rather simple and low-cost hybrid capture methods we’re developing for our sample prep are in stark contrast to the need for expensive PCR licenses required for many molecular diagnostic tests.  We’re also developing the first commercial sample multiplexing capability, which will allow our customers the ability to run different samples in the same channels of a HeliScope flow cell.

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Today, testing for neuro-psychiatric disorders, endocrinology, and for cardiology are an important part of much of commercial sequencing.  These applications have emerged almost entirely from pathway-based research.  We expect pathway-based research to continue to be a very fertile field for new discoveries that consolidate existing discoveries.  It’s important, therefore, to point out that these sequencing tests run today are run on Sanger platforms with a limited number of genes.  Because the number of genes is limited, complete pathways are not comprehensively tested and informativeness is limited.  These tests are very expensive and, therefore, are run in small volumes.  Run on the HeliScope, laboratories will be able to run more genes at lower cost and provide much more clinically valuable information.

Inherited cancer risk and tumor analysis will be one of the largest markets in the near term.  Today, there is already commercial testing for hereditary breast cancer risk, testing for mutations for response to different therapies and for prognosis, and testing to identify sub-types of cancer such as mismatch repair cancers.  Traditional sequencing methods have only partially enabled all that can be done here.  Limitations of cost, throughput, and sample-prep complexity have meant that much potentially valuable and actionable diagnostic information is unexplored.

A new and very exciting area is the use of sequencing for pre-natal and neo-natal testing.  Today, testing panels are quite limited to simple genetic disorders like Down syndrome or Cystic Fibrosis because of costs and because of complexity.  With Helicos technology, it will be very easy to put together large, low-cost panels screening for a broad range of potential risks to unborn children.  Today, pre-natal samples are taken almost entirely from amniocentesis samples — a somewhat risky procedure both for mother and fetus.  In the future we expect samples to be taken from maternal circulation — just a normal blood draw.  Testing pre-natal samples taken via a blood draw is truly revolutionary and has the potential to open the benefit of pre-natal testing to millions of families each year.  This revolution will come from the ability of single molecule methods to detect low titers of abnormal fetal DNA in a background of normal maternal DNA.

In the future, we think that the largest application for clinical sequencing will be for cancer screening in samples like blood, stool, and urine.  The market for screening average risk, asymptomatic people for early signs of cancer is in the tens of millions, perhaps up to a hundred million people per year.

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I’d like to talk a little bit about the cost of clinical sequencing.  Let’s assume that in a neuro-psychiatric testing panel, a cancer panel, or a cardiology panel, one might wish to sequence 500,000 bases (500 kilobases).  If one aims for 20x coverage, this is sequencing each of those 500,000 bases an average of 20 times, one would be sequencing 10 million bases per sample.  Early results on the HeliScope with multiplexing leads us to believe that putting 200 samples in a single run is very realistic.  We might be able to go as high as 250 samples in a single run — or  even more — this at 500 kilobases per patient.  That translates into an aftermarket cost that is the price the lab pays for HeliScope reagents and flow cells of $65 per sample.  Add $40 for depreciation and we are talking about direct sequencing costs of $105 a sample.

Slide 8:

This past year we have had the opportunity to work with a clinical lab partner to develop a novel hybrid capture method for selecting genes and gene regions to be sequenced.  In its first form, we expect amplification-free hybrid capture to cost the laboratory about $50-$100 per sample.  As we streamline the process, the cost will decrease even further.  At $100 per sample prep and about $100 for sequencing costs, the total cost of sequencing 500 kilobases to the lab will be around $200.  Add costs of any royalties, accession, informatics, QC, compliance and reporting, and take into account that labs strive to operate at 70% gross margins, one can come up with a retail price of  $1,000 to $2,500 depending on volume — again this for an unprecedented 500KB of sequence.

Compared to tests consisting of smaller panels looking at much smaller regions of the genome, which cost up to $3,000 to $5,000 or more, the cost reduction on the HeliScope is truly dramatic.

Slide 9:

Here we discuss two factors which we believe will drive adoption.  Clinical labs develop expertise, and indeed branding, by aggregating IP in a given disease area.  Historically, a lab might begin with some IP that is self-discovered or is in-licensed from a single university, it starts testing and then aggregates additional IP in the same testing field on top of that.  This one-stop-shopping strategy makes sense for the licensors, it makes sense for the doc ordering the test, and it leads to an economy of scale in the laboratory.

In these applications, our platform will allow labs to rapidly assess the utility of a new gene or marker and add that gene or marker to its clinical panel without again having to revalidate the platform itself.  Adding new genes or markers can be as simple as adding some probes to the capture probe.

In the new, still emerging market of detection of low mutant to wild-type testing, such as cancer screening or pre-natal screening, one is often looking at a smaller region of the genome but at much greater coverage-perhaps 1,000X or 10,000X instead of 20X.  No commercial sequencer today can do this today, because per-base error rates of available instruments are currently too high.  In an early publication of ours in Science in April of 2008, Helicos scientists showed that by sequencing each strand twice, error rates can be reduced exponentially, perhaps achieving this reduction in error to levels consistent with the needs of low mutant to wild-type testing.

Slide 10:

The FDA’s initiative to have manufacturers who develop algorithm based tests register their devices through a 510(k) or PMA process will ultimately play well to sequencing.  These tests, so-called “IVDMIA” tests, are tests in which particular mutations are not simply reported, but they use computer algorithms or equations to apply weights to individual measurements, and only an aggregated result is reported.  As such, neither the patient nor the physician has insight into the biology of the test result — in fact that biology may be unknown; instead the physician or patient only get a result which is often just “positive” or “negative.”

The FDA has published a draft guideline which may impose significant, perhaps impossible costs, on labs which wish to continue to perform IVDMIA testing.  Because the cost of registration trials, validations, et cetera may be too high to justify the market opportunity for that test, labs will look to other types of assays to provide the same type of clinical information.

In sequencing, no algorithms are involved, interpretation takes place directly based on the alterations of the DNA, and the sequence information is fully available to the physician and to the patient.  The effect will be to drive testing that is today IVDMIA testing to sequencing.  This windfall will be especially beneficial to Helicos because of the ease with which new assays can be developed, validated, and deployed.

Finally, we have the potential to receive platform clearance, like Luminex, which means that deployment of sequencing in FDA-cleared or FDA-approved assays — the so-called 510(k) or PMA paths — becomes much simpler for Helicos’ business partners.

Slide 11:

Scientists and policy-experts who have been thoughtful about the future of molecular testing have described a day in which they foresee the disintermediation of the interpretation of sequence from the production of sequence.  Today, when one sends a test to a laboratory, one expects the laboratory to produce a result and to provide an interpretation of that result, whether that result is reported in prose, in a report with checkboxes, or through an algorithm; that’s what laboratories do.

In the future, sequencing may take place in one business entity — the traditional lab, and interpretation and analysis may take place in another.  Wiki-based aggregations of medical and clinical interpretations come to mind.

This may mean lost revenues to laboratories.  But by focusing on the value proposition of the testing itself—simple prep, low-cost, high throughput — Helicos is well positioned to help labs recapture lost revenue in a new economic model.

Slide 12:

The first company to develop an FDA approved sequencing platform will have the unshakable “First Mover” advantage.  It means that these platforms can be used by IVD companies in their FDA submissions without a need for re-validating the platform, and while it means companies like ours must implement a quality system and design controls, the payoff is large because once an IVD company settles on a platform it may be hard to dislodge.  Dislodging costs are quite high because of all the validation, documentation, protocols, procedures and training that surrounds instrumentation in IVD approvals.

This is very different than in a research setting where we regularly see one platform dislodging another.

Slide 13:

This brings us to the end of the talk with a discussion about the virtual cycle in HeliScope-based single molecule sequencing.  Single molecule sequencing allows consolidation of many molecular diagnostic platforms into one, allows consolidation of diverse operations into one, encourages 3rd party assay development on a common platform, which leads to a larger menu which leads to more clear regulatory and reimbursement pathways which leads to further consolidation.

So then where does the future of sequencing lie on the spectrum of molecular testing?  We expect laboratories will focus on simplicity, flexibility, cost, and throughput in standardizing on sequencing platforms.  Simply put, we believe the single molecule approach is unbeatable.  We expect sequencing will displace many separate platforms and become the standard method for many, if not all, molecular diagnostic tasks.  We expect single molecule sequencing to more than just displace existing molecular diagnostic formats, we expect single molecule sequencing will add new diagnostic capabilities across a broad range of diseases.  Potential testing volumes for these new tests may completely redefine the molecular diagnostics market.  We expect our first mover advantage will position us well in what will be a rapidly developing market.

Slide 14:

Thank you ladies and gentlemen for your time today.